195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Merrill B. Blanksteen Executive Vice President NewAlliance Bank 203 789 2639

NewAlliance Reports a 20.2% Increase in Linked Quarter Earnings
Strong Business Momentum Including $290 Million in Mortgage
Originations

New Haven, Connecticut, April 28, 2009 – NewAlliance Bancshares, Inc. (NYSE: NAL), the holding company for NewAlliance Bank, today announced net income of $11.6 million or $0.12 per diluted share for the first quarter of 2009, compared to $9.6 million or $0.10 per diluted share for the fourth quarter of 2008 and $12.9 million or $0.13 per diluted share for the first quarter of 2008.

Peyton R. Patterson, Chairman, President and Chief Executive Officer, stated, “In what was a very challenging environment for the industry overall, we are extremely pleased with our operating results which indicate that our core business continues to perform at a high level.  The increase in earnings, the growth in core deposits and originated loans combined with strong asset quality indicators and exceptional capital levels demonstrate the strength of the NewAlliance franchise.”

Ms. Patterson added, “As we continue throughout 2009 we will augment the strength of NewAlliance by focusing on the key business priorities that I outlined at the beginning of the year, including, strengthening balance sheet profitability,  improving core banking fee income, maintaining superior credit quality and improving our operating efficiency.”

The Company also announced that its Board of Directors voted to pay a quarterly dividend of $0.07 per share on May 19, 2009 to shareholders of record on May 8, 2009.  This will be the Company’s 20th consecutive quarterly dividend payment.

Loan and Deposit Growth

“We experienced strong momentum in the quarter in our core banking business activities.  Our commitment to serving creditworthy consumer, business and commercial customers has continued throughout the economic downturn.  Our loan demand remains robust as we continue to fund those customers that have solid credit and strong fundamentals in their business.  Core deposits have also continued to grow due in part to new product offerings, enhanced marketing efforts and a trend of customers placing their deposits in a bank they trust,” said Ms. Patterson.  Highlights include:

•
$450.0 million in mortgage applications, including $137.0 million in the pipeline from over 1,400 homeowners in the first quarter, up 125.0% from the prior quarter and 47.0% over the prior year quarter;

•	Funded approximately $290.0 million in mortgage loans, helping nearly 900 homeowners either purchase a home or lower their payments through refinancing;

•	Gains recorded from mortgage banking activity and loan sales increased $1.8 million on a linked quarter basis and prior year quarter;

•	Core deposits at quarter end increased $309.9 million on a linked quarter basis and $471.8 million over the prior year quarter;

•	Total deposits increased $214.3 million on a linked quarter basis and $404.5 million over the prior year quarter;

•
Deposit costs were reduced $7.2 million from the prior year quarter while average balances of interest-bearing core deposits increased $425.7 million.  On a linked quarter basis, deposit costs decreased $2.4 million as the average balance of interest-bearing core deposits increased $159.4 million and total average deposits increased $92.6 million.

Capital Management

The tangible common equity ratio was 10.10% and total shareholder’s equity was $1.39 billion at March 31, 2009.  The Company has maintained an excellent Tier 1 leverage ratio of 11.02%.  As in prior quarters, the Company’s Tier 1 leverage ratio at March 31, 2009 was more than double the 5% benchmark considered to be “well capitalized”.  The Company repurchased approximately 164,000 shares during the quarter at an average price of $10.48 and paid a cash dividend of $0.07 during the quarter.

The Company continues to be well-capitalized and in strong financial health with no need for Federal assistance.  Accordingly, the Company has not applied for funds from the TARP program.  Commenting on the Company’s capital position, Ms. Patterson said “We look forward to prudently leveraging our strong capital base to maximize shareholder value without compromising our community bank approach.  We are actively seeking potential opportunities to enhance shareholder value that will be accretive to earnings.  We also have the flexibility to capitalize on unexpected opportunities created by market disruptions due to our strong capital position, history of credit discipline and profitability.”

Credit Quality

Asset quality trends and reserve levels remain strong even as the Company experiences the effects of the deterioration in the overall economy.  Nonperforming loans to total loans were 1.02% as compared to 0.77% in the prior quarter and nonperforming assets to total assets were 0.61% as compared to 0.49% for the same period.  Net charge-offs experienced a slight increase of approximately $300,000 to $3.4 million.  Total delinquencies are 1.33% at quarter end, up from 1.22% from the prior quarter.  Nonperforming loans increased $11.8 million to $50.1 million on a linked quarter basis, primarily in the residential real estate portfolio, as the economic crisis has persisted.  The allowance for loan losses to total loans increased from 1.01% to 1.03% at March 31, 2009 on a linked quarter basis after recording a $4.1 million provision during the quarter, similar to the provision recorded in each of the prior three quarters.

“In the face of continued national economic weakness during the quarter asset quality remained a hallmark of the Company.  Our proactive efforts to manage credit quality in this stressed economic environment continue to be a priority and, while our asset quality is trending slightly downward, our overall asset quality continues to be excellent and a distinguishing factor of the Bank’s performance.  Where homeowners are experiencing financial difficulties, our efforts continue to be focused on assisting them to remain in their homes,” said Don Chaffee, Executive Vice President and Chief Credit Officer.

Net Interest Income

Net interest income increased slightly by $190,000 on a linked quarter basis despite the downward pricing of our loan portfolio as a result of the Federal Reserve rate cuts.  The net interest margin remained stable at 2.58% as compared to 2.59% in the prior quarter which we consider to be quite good as the current quarter margin does not include dividends from the Federal Home Loan Bank of Boston (“FHLB”).  The FHLB eliminated their quarterly dividend in the current quarter and for the foreseeable future.  Based on fourth quarter 2008 results we estimate the loss of the FHLB dividend to approximate 4 basis points to the margin.

Net interest income benefited from an increase in interest-earning assets of $64.1 million and a decrease in the cost of interest-bearing liabilities of $4.2 million.  The decline in the yield on interest-earning assets of 26 basis points was mitigated by the drop in the yield on interest-bearing liabilities of 30 basis points.  The decrease in the yield on liabilities was mainly due to our deposit mix improving as higher cost time deposits were replaced with lower cost core deposits coupled with a decrease in the average balance and yield of FHLB borrowings.  We were able to reduce borrowings due to the increase in the balances of our core deposits.

Non-Interest Income

Non-interest income for the quarter was $2.0 million higher than fourth quarter levels as investment management, brokerage and insurance fees and gains on the sale of loans and investments outpaced the declines experienced in banking service charges and write-downs associated with mortgage servicing rights ($475,000) and investment in limited partnerships ($748,000), which impacted loan and servicing income, and other income, respectively.

Non-Interest Expense

Non-interest expense decreased on a linked quarter basis by $1.3 million or 3.0%.  Our stringent expense controls combined with excellent revenues helped us achieve an improved efficiency ratio for the quarter ended March 31, 2009 of 65.7% and a record low expenses to average assets ratio of 1.91%.  These ratios were attained despite a seven basis point increase in the assessment rate by the FDIC which contributed an additional $770,000 in deposit insurance premium expense during the quarter.  FDIC insurance expense increases have been approved for the remaining three quarters of 2009.  “Even with this scheduled increase we expect to keep total 2009 expenses flat as compared to 2008 levels by continuing our expense control philosophy,” stated Ms. Patterson.

At March 31, 2009, NewAlliance Bancshares, the parent company of NewAlliance Bank, had $8.50 billion in assets and operated 89 banking offices in Connecticut and Massachusetts.

NewAlliance Bank provides a full range of consumer and commercial banking products and services, trust services and investment and insurance products and services.  The Bank’s website is at www.newalliancebank.com.  Shareholders are particularly urged to monitor the Investor Relations section of the Company’s website.

NewAlliance will hold a conference call on first quarter earnings at 10:00 a.m. Eastern Time on Wednesday, April 29, 2009.  The call is being webcast and will be available at the Investor Relations section of the Company’s website at www.newalliancebank.com.  Individuals can dial in to the call at 1-800-860-2442.  The international dial-in number is 1-412-858-4600.

A replay of the webcast and call will be available after 12 Noon on April 29 through May 13, 2009.  To access the replay, dial 1-877-344-7529.  For international access, dial 1-412-317-0088.  The passcode for either replay number is 429397.

Note: In discussing financial results, management may refer to certain non-GAAP (Generally Accepted Accounting Principles) measures. The Company’s management believes these non-GAAP measurements, which generally exclude the effects of charges and expenses related to the consummation of mergers and acquisitions and costs related to the integration of merged entities, as well as other unusual events, are essential to a proper understanding of the operating results of the Company’s core business largely because the merger and acquisition related items and their impact on the Company’s performance are difficult to predict. These non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to non-GAAP performance measures that may be presented by other companies. A reconciliation of GAAP and non-GAAP information is included in this release.

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions.

The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

The Company’s capital strategy includes deployment of excess capital through acquisitions.  Past and future acquisitions are expected to continue to impact the Company’s results in future periods.

NewAlliance Bancshares, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2009	2008	2008	2008	2008

Interest and dividend income	$94,755	$98,737	$99,042	$99,180	$102,214
Interest expense	46,762	50,934	50,983	50,932	56,208

Net interest income before provision for loan losses	47,993	47,803	48,059	48,248	46,006
Provision for loan losses	4,100	3,800	4,200	3,700	1,700
Net interest income after provision for loan losses	43,893	44,003	43,859	44,548	44,306

Non-interest income
Depositor service charges	5,953	6,788	7,052	6,708	6,632
Loan and servicing income	(181)	(3)	325	264	381
Trust fees	1,259	1,367	1,635	1,678	1,670
Investment management, brokerage & insurance fees	2,250	1,646	1,872	1,844	2,532
Bank owned life insurance	871	953	1,164	1,291	1,529
Net gain (loss) on securities	1,866	833	(215)	87	1,138
Mortgage banking activity & loan sale income	2,019	209	428	656	257
Other	226	513	1,144	1,991	1,527
Total non-interest income	14,263	12,306	13,405	14,519	15,666

Non-interest expense
Salaries and employee benefits	21,231	22,710	22,354	22,935	23,689
Occupancy	4,755	4,462	4,415	4,320	4,895
Furniture and fixtures	1,475	1,585	1,624	1,654	1,686
Outside services	5,350	5,523	5,047	4,471	4,273
Advertising, public relations, and sponsorships	1,213	1,017	1,667	2,036	1,709
Amortization of identifiable intangible assets	2,129	2,364	2,364	2,364	2,364
Merger related charges	1	8	99	23	56
Other	4,227	3,974	3,801	3,514	3,565
Total non-interest expense	40,381	41,643	41,371	41,317	42,237

Income before income taxes	17,775	14,666	15,893	17,750	17,735

Income tax provision	6,185	5,022	4,957	5,968	4,801

Net income	$11,590	$9,644	$10,936	$11,782	$12,934

Earnings per share
Basic	$0.12	$0.10	$0.11	$0.12	$0.13
Diluted	0.12	0.10	0.11	0.12	0.13

Weighted average shares outstanding
Basic	99,254,242	98,944,841	98,988,777	100,112,529	100,277,267
Diluted	99,270,068	99,221,856	99,145,940	100,282,161	100,330,148

NewAlliance Bancshares, Inc.
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2009	2008	2008	2008	2008
Assets
Cash and due from banks, noninterest bearing	$137,381	$98,131	$112,121	$112,287	$121,246
Federal funds sold	-	-	50,000	-	-
Short-term investments	80,000	55,000	25,000	52,000	25,000
Investment securities available for sale	2,085,958	1,928,562	1,886,001	1,885,681	1,993,081
Investment securities held to maturity	312,095	309,782	299,622	314,113	334,583
Loans held for sale	20,413	5,361	4,687	3,350	7,268
Loans
Residential real estate	2,532,700	2,546,018	2,556,962	2,553,064	2,414,302
Commercial real estate	1,217,929	1,220,810	1,206,666	1,213,878	1,198,103
Commercial business	441,811	458,952	459,998	473,147	454,463
Consumer	740,308	737,005	729,850	709,378	692,086
Total loans	4,932,748	4,962,785	4,953,476	4,949,467	4,758,954
Less allowance for loan losses	(50,635)	(49,911)	(49,175)	(47,798)	(45,414)
Total loans, net	4,882,113	4,912,874	4,904,301	4,901,669	4,713,540
Federal Home Loan Bank of Boston stock	120,821	120,821	120,821	120,821	116,286
Premises and equipment, net	58,307	59,419	59,832	60,898	61,530
Cash surrender value of bank owned life insurance	137,476	136,868	135,975	134,878	133,588
Goodwill	527,167	527,167	527,167	527,643	528,117
Identifiable intangible assets	41,732	43,860	46,224	48,588	50,952
Other assets	95,136	101,673	93,510	100,328	96,818
Total assets	$8,498,599	$8,299,518	$8,265,261	$8,262,256	$8,182,009

Liabilities
Deposits
Regular savings	$1,651,874	$1,463,341	$1,402,874	$1,349,136	$1,126,787
Money market	477,569	346,522	344,681	427,174	494,845
NOW	359,598	368,730	356,162	391,946	405,669
Demand	494,412	494,978	497,749	500,673	484,380
Time	1,678,706	1,774,259	1,805,488	1,662,071	1,745,933
Total deposits	4,662,159	4,447,830	4,406,954	4,331,000	4,257,614
Borrowings
Federal Home Loan Bank advances	2,167,536	2,190,914	2,175,184	2,244,598	2,211,038
Repurchase agreements	148,259	159,530	185,465	183,783	187,512
Junior subordinated debentures	24,685	24,735	24,785	24,835	24,885
Other borrowings	1,281	1,317	1,354	1,390	1,425
Other liabilities	100,502	93,976	71,113	69,540	84,686
Total liabilities	7,104,422	6,918,302	6,864,855	6,855,146	6,767,160

Stockholders' equity	1,394,177	1,381,216	1,400,406	1,407,110	1,414,849

Total liabilities and stockholders' equity	$8,498,599	$8,299,518	$8,265,261	$8,262,256	$8,182,009

NewAlliance Bancshares, Inc.
Selected Financial Highlights (Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2009	2008	2008	2008	2008
Net interest income before provision for loan loss	$ 47,993	$ 47,803	$ 48,059	$ 48,248	$ 46,006
Net income	11,590	9,644	10,936	11,782	12,934
Shares outstanding (end of period)	106,788,675	107,058,509	107,058,509	107,955,035	108,590,368
Weighted average shares outstanding:
Basic	99,254,242	98,944,841	98,988,777	100,112,529	100,277,267
Diluted	99,270,068	99,221,856	99,145,940	100,282,161	100,330,148
Earnings per share:
Basic	$ 0.12	$ 0.10	$ 0.11	$ 0.12	$ 0.13
Diluted	0.12	0.10	0.11	0.12	0.13
Shareholders' equity (end of period)	1,394,177	1,381,216	1,400,406	1,407,110	1,414,849
Book value per share (end of period)	13.06	12.90	13.08	13.03	13.03
Tangible book value per share (end of period)	7.73	7.57	7.72	7.70	7.70

Ratios & Other Information

Net interest margin (net interest income as a
% of average earnings assets)	2.58%	2.59%	2.63%	2.67%	2.56%
Net interest spread (yield on earning assets
minus yield on interest-bearing liabilities)	2.17	2.13	2.16	2.20	2.06
Average yield on interest-earning assets	5.09	5.35	5.41	5.48	5.70
Average rate paid on interest-bearing liabilities	2.92	3.22	3.25	3.28	3.64

Return on average assets	0.55	0.47	0.53	0.58	0.64
Return on average equity	3.35	2.76	3.13	3.33	3.66

At period end:
Tier 1 leverage capital ratio	11.02%	11.05%	11.03%	11.16%	11.20%
Tangible equity/tangible assets	10.41	10.48	10.75	10.81	10.99
Tangible common equity/tangible assets	10.10	10.16	10.43	10.49	10.67

Asset Quality Information
Nonperforming loans	$ 50,122	$ 38,331	$ 34,996	$ 26,181	$ 18,989
Total nonperforming assets	51,504	40,354	36,335	27,599	19,546
Nonperforming loans as a % of total loans	1.02%	0.77%	0.71%	0.53%	0.40%
Nonperforming assets as a % of total assets	0.61	0.49	0.44	0.33	0.24
Allowance for loan losses as a % of total loans	1.03	1.01	0.99	0.97	0.95
Allowance for loan losses as a % of nonperforming loans	101.02	130.21	140.52	182.57	239.16

Provision for loan losses	$ 4,100	$ 3,800	$ 4,200	$ 3,700	$ 1,700

Banking offices	89	89	89	89	89

Non-GAAP Financial Information and Ratios

Noninterest income as a percent of
operating revenue (1)	21.50%	20.24%	22.11%	21.96%	24.26%
Noninterest income (1)	$ 13,145	$ 12,127	$ 13,642	$ 13,577	$ 14,738

Efficiency ratio (2)	65.71%	68.98%	66.90%	66.62%	69.24%
Expenses to Average Assets (3)	1.91	2.01	2.00	2.02	2.02
Return on average tangible assets	0.59	0.50	0.57	0.62	0.69
Return on average tangible equity	5.68	4.66	5.34	5.64	6.24

(1) Excludes total net gains or losses on securities and limited partnerships
(2) Excludes total net gains or losses on securities and limited partnerships and other real estate owned expenses
(3) Excludes severance and merger costs (Where applicable)

NewAlliance Bancshares, Inc.
Average Balance Sheets (Unaudited)

	Three Months Ended
	March 31, 2009			March 31, 2008
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets
Loans
Residential real estate	$2,562,872	$34,594	5.40%	$2,396,849	$33,278	5.55%
Commercial real estate	1,221,406	17,617	5.77	1,199,161	18,887	6.30
Commercial business	449,237	5,711	5.09	456,668	7,365	6.45
Consumer	737,867	8,707	4.72	687,913	10,287	5.98
Total Loans	4,971,382	66,629	5.36	4,740,591	69,817	5.89
Fed funds sold and other short-term investments	54,489	164	1.20	28,668	284	3.96
Federal Home Loan Bank of Boston stock	120,821	-	-	114,127	1,720	6.03
Investment securities	2,303,684	27,962	4.86	2,295,532	30,393	5.30
Total interest-earning assets	7,450,376	$94,755	5.09%	7,178,918	$102,214	5.70%
Non-interest-earning assets	916,407			946,738
Total assets	$8,366,783			$8,125,656

Interest-bearing liabilities
Deposits
Money market	$413,045	$1,917	1.86%	$492,249	$3,221	2.62%
NOW	346,492	236	0.27	381,017	517	0.54
Savings	1,537,733	6,763	1.76	998,291	5,750	2.30
Time	1,739,439	13,924	3.20	1,942,892	20,510	4.22
Total interest-bearing deposits	4,036,709	22,840	2.26	3,814,449	29,998	3.15
Repurchase agreements	159,932	537	1.34	189,980	1,149	2.42
FHLB advances and other borrowings	2,207,021	23,385	4.24	2,170,195	25,061	4.62
Total interest-bearing liabilities	6,403,662	46,762	2.92%	6,174,624	56,208	3.64%
Non-interest-bearing demand deposits	486,398			459,678
Other non-interest-bearing liabilities	90,826			76,440
Total liabilities	6,980,886			6,710,742
Equity	1,385,897			1,414,914
Total liabilities and equity	$8,366,783			$8,125,656
Net interest-earning assets	$1,046,714			$1,004,294
Net interest income		$47,993			$46,006
Interest rate spread			2.17%			2.06%
Net interest margin (net interest income
as a percentage of total interest-earning assets)			2.58%			2.56%
Ratio of total interest-earning assets
to total interest-bearing liabilities			116.35%			116.26%

NewAlliance Bancshares, Inc.
Average Balance Sheets (Unaudited)

	Three Months Ended
	March 31, 2009			December 31, 2008
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets
Loans
Residential real estate	$2,562,872	$34,594	5.40%	$2,555,332	$35,012	5.48%
Commercial real estate	1,221,406	17,617	5.77	1,218,769	18,709	6.14
Commercial business	449,237	5,711	5.09	454,097	6,614	5.83
Consumer	737,867	8,707	4.72	733,054	9,433	5.15
Total Loans	4,971,382	66,629	5.36	4,961,252	69,768	5.63
Fed funds sold and other short-term investments	54,489	164	1.20	47,614	241	2.02
Federal Home Loan Bank of Boston stock	120,821	-	-	114,127	759	2.66
Investment securities	2,303,684	27,962	4.86	2,263,328	27,969	4.94
Total interest-earning assets	7,450,376	$94,755	5.09%	7,386,321	$98,737	5.35%
Non-interest-earning assets	916,407			906,819
Total assets	$8,366,783			$8,293,140

Interest-bearing liabilities
Deposits
Money market	$413,045	$1,917	1.86%	$349,762	$1,873	2.14%
NOW	346,492	236	0.27	346,630	286	0.33
Savings	1,537,733	6,763	1.76	1,441,505	8,101	2.25
Time	1,739,439	13,924	3.20	1,792,865	14,999	3.35
Total interest-bearing deposits	4,036,709	22,840	2.26	3,930,762	25,259	2.57
Repurchase agreements	159,932	537	1.34	186,570	908	1.95
FHLB advances and other borrowings	2,207,021	23,385	4.24	2,202,488	24,767	4.50
Total interest-bearing liabilities	6,403,662	46,762	2.92%	6,319,820	50,934	3.22%
Non-interest-bearing demand deposits	486,398			499,793
Other non-interest-bearing liabilities	90,826			73,361
Total liabilities	6,980,886			6,892,974
Equity	1,385,897			1,400,166
Total liabilities and equity	$8,366,783			$8,293,140
Net interest-earning assets	$1,046,714			$1,066,501
Net interest income		$47,993			$47,803
Interest rate spread			2.17%			2.13%
Net interest margin (net interest income
as a percentage of total interest-earning assets)			2.58%			2.59%
Ratio of total interest-earning assets
to total interest-bearing liabilities			116.35%			116.88%

NewAlliance Bancshares, Inc.
Asset Quality (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2008	2008	2008	2008
Nonperforming assets
Residential real estate	$21,616	$12,634	$8,191	$8,464	$7,068
Commercial real estate	18,429	18,435	19,233	11,948	5,304
Commercial business	8,495	5,863	6,383	4,904	5,497
Consumer	1,582	1,399	1,189	865	1,120
Total nonperforming loans	50,122	38,331	34,996	26,181	18,989

Other nonperforming assets, net	1,382	2,023	1,339	1,418	557

Total nonperforming assets	$51,504	$40,354	$36,335	$27,599	$19,546

Allowance for loan losses	$50,635	$49,911	$49,175	$47,798	$45,414

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
Net loan charge-offs (recoveries)
Residential real estate	$466	$473	$81	$(3)	$47
Commercial real estate	2,284	1,781	2,005	989	(11)
Total real estate	2,750	2,254	2,086	986	36
Commercial business	598	588	282	161	(50)
Consumer	28	222	455	169	113
Total net charge-offs	$3,376	$3,064	$2,823	$1,316	$99

Provision for loan losses	$4,100	$3,800	$4,200	$3,700	$1,700

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
Ratios
Allowance for loan losses to total loans	1.03%	1.01%	0.99%	0.97%	0.95%
Allowance for loan losses to nonperforming loans	101.02	130.21	140.52	182.57	239.16
Nonperforming loans to total loans	1.02	0.77	0.71	0.53	0.40
Nonperforming assets to total assets	0.61	0.49	0.44	0.33	0.24
Net charge-offs to average loans (annualized)	0.27	0.25	0.23	0.11	0.01